Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers of Invesco PowerShares Capital Management LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193221 and 333-193221-05) of PowerShares DB Multi-Sector Commodity Trust of our report dated March 1, 2013, with respect to the statements of income and expenses, changes in shareholders’ equity, and cash flows of PowerShares DB Gold Fund for the year ended December 31, 2012, which report appears in the December 31, 2014 Annual Report on Form 10-K of PowerShares DB Gold Fund.

/s/ KPMG LLP

New York, New York
March 6, 2015